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                                                              EXHIBIT (a)(1)(LL)


Broadcast voicemail, 6/25
Today is the last day to participate in Delta's Option Exchange program. The deadline is seven p.m. Eastern Time tonight. To participate, eligible option holders must call Merrill Lynch to exchange their options, or use their personal identification number to exchange SkyShares options using the automated phone system. For more information, including phone numbers, go to the Option Exchange site on the HR Employee Connection.